Exhibit 5.2

July 28, 2022

Luokung Technology Corp.

B9-8, Block B, SOHO Phase II, No. 9, Guanghua Road, Chaoyang District,

Beijing People’s Republic of China 100020

Re:	Registration Statement on Form F-3
(Registration No. 333-233108)

Ladies and Gentlemen:

We have acted as counsel to Luokung Technology Corp., a British Virgin Islands company (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”) that was declared effective by the Securities and Exchange Commission (the “Commission”) on August 16, 2019, and the related prospectus contained therein (the “Prospectus”) and the prospectus supplement dated July 26, 2022 and filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Prospectus Supplement”), relating to the offering and sale by the Company of (i) 26,666,667 ordinary shares, par value $0.01 per share, of the Company (the ordinary shares of the Company being referred to herein as the “Ordinary Shares”), (ii) warrants to the investors (the “Investor Warrants”) to purchase up to 26,666,667 Ordinary Shares and (iii) warrants to the placement agent and/or its designees (the “PA Warrants”, and together with the Investor Warrants, the “Warrants”) to purchase up to 800,000 Ordinary Shares. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

We consent to the filing of this opinion with the SEC as Exhibit 5.2 to the Company’s Amendment No. 1 to the Report of Foreign Private Issuer on Form 6-K filed on July 26, 2022, which is incorporated by reference in the Registration Statement and the Prospectus Supplement. We also consent to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States.

Very truly yours,

/s/ PRYOR CASHMAN LLP